                                                                      EXHIBIT 12

                          TIME WARNER COMPANIES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                                               HISTORICAL
                                   -------------------------------------------------------------------
                                    SIX MONTHS                  YEARS ENDED DECEMBER 31,
                                       ENDED       ---------------------------------------------------
                                     JUNE 30,       PRO
                                   -------------   FORMA
                                    1997    1996   1996(A)   1996     1995     1994     1993     1992
                                   ------   ----   ------   ------   ------   ------   ------   ------
Earnings:
  Net income (loss) before income
     taxes and extraordinary
     items.......................  $  293   $(80)  $   23   $  (15)  $    2   $   89   $   81   $  320
  Interest expense...............     465    471      870      908      877      769      698      729
  Amortization of capitalized
     interest....................       1      1        2        2        2        2       --       19
  Portion of rents representative
     of an interest factor ......      27     29       55       55       57       52       54       85
  Preferred stock dividend
     requirements of
     majority-owned
     subsidiaries................      36     36       72       72       11       --       --       --
  Adjustment for partially owned
     subsidiaries and 50% owned
     companies...................     462    395      801      801      691      665      663       97
  Undistributed losses of less
     than 50% owned companies....       3     30       50       50      117       82       47       56
                                   ------   ----   ------   ------   ------   ------   ------   ------
          Total earnings.........  $1,287   $882   $1,873   $1,873   $1,757   $1,659   $1,543   $1,306
                                   ======   ====   ======   ======   ======   ======   ======   ======
Fixed Charges:
  Interest expense...............  $  465   $471   $  870   $  908   $  877   $  769   $  698   $  729
  Capitalized interest...........      --      2        1        1        4        2       --       15
  Portion of rents representative
     of an interest factor.......      27     29       55       55       57       52       54       85
  Preferred stock dividend
     requirements of
     majority-owned
     subsidiaries................      36     36       72       72       11       --       --       --
  Adjustment for partially owned
     subsidiaries and 50% owned
     companies...................     301    304      607      607      697      668      664       81
                                   ------   ----   ------   ------   ------   ------   ------   ------
          Total fixed charges....  $  829   $842   $1,605   $1,643   $1,646   $1,491   $1,416   $  910
                                   ======   ====   ======   ======   ======   ======   ======   ======
Ratio of earnings to fixed
  charges........................     1.6x   1.0x     1.2x     1.1x     1.1x     1.1x     1.1x     1.4x
                                   ======   ====   ======   ======   ======   ======   ======   ======

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(a) The pro forma ratio of earnings to fixed charges for TWC for the year ended
    December 31, 1996 gives effect to the Preferred Stock Refinancing, as defined elsewhere herein, and certain other debt refinancings as if such transactions had occurred at the beginning of 1996.